EXHIBIT 16.1

January 6, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountant for Yubo International Biotech Limited, a New York corporation (the “Company”). We have read the disclosures under “Item 4.01. Changes in Registrant’s Certifying Accountant” in the Company’s current report on Form 8-K, dated January 6, 2025, and we are in agreement with the disclosures thereunder as it relates to our firm. We have no basis to agree or disagree with other statements contained under such Item 4.01.

/s/ Michael T. Studer CPA P.C.

Freeport, New York